Exhibit 14.1

Code of Ethics for Senior
Ethics and Compliance	Financial Professionals

Last Reviewed: 10/17/2011

Purpose and Scope

This Code of Ethics for Senior Financial Professionals (this “Code of Ethics”) contains the policies that relate to the legal and ethical standards of conduct with which Dynegy Inc.’s chief executive officer, chief financial officer, controller and other persons performing similar functions who have been identified by the chief financial officer (collectively, the “Senior Financial  Professionals”) are expected to comply while carrying out their duties and responsibilities on behalf of the company.

Guidelines

This Code of Ethics supplements the Dynegy Inc. Code of Business Conduct and Ethics.  Each Senior Financial Professional is expected to:

•      act with honesty and integrity, avoiding actual or apparent conflicts of interest between personal and professional relationships;

•      produce full, fair, accurate, objective, relevant, timely and understandable disclosure in reports and documents that Dynegy or its subsidiaries file with, or submit to, the Securities and Exchange Commission  and  other  regulators  and  in  other  public communications made by Dynegy and its subsidiaries;

•      promptly bring to the attention of the company’s Disclosure Committee any material information that affects the disclosures made by Dynegy in its public filings and assist the company’s Disclosure Committee in fulfilling its responsibilities as specified in the company’s Disclosure Controls and Procedures Policy, as it may be amended from time to time;

•      promptly bring to the attention of the Audit and Compliance Committee any information concerning significant deficiencies in the design or operation of internal controls;

•      comply with laws and regulations which prohibit insider trading of securities and any other applicable laws, rules and regulations of federal, state and local governments and public and private regulatory bodies and agencies;

•      act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing his or her independent judgment to be subordinated;

•      respect the confidentiality of information acquired in the course of his or her work, except when authorized or otherwise legally obligated to disclose such information;

•      not use for personal gain or advantage any confidential information acquired in the course of his or her work on behalf of the company;

•      maintain skills important and relevant to the discharge of his or her responsibilities;

•      proactively promote ethical behavior as a responsible partner among peers and subordinates in his or her work environment;

•      act to ensure responsible use of and control over all assets and resources employed or entrusted to him or her;

•      report any violations of this Code of Ethics, including any actual or potential conflicts of interest, to, as appropriate, the Board of Directors, the Audit and Compliance Committee, the company’s Ethics and

Compliance Office or any of the other parties or channels listed in the Dynegy Inc. Code of Business Conduct and Ethics; and

•      acknowledge that violations of this Code of Ethics may subject him or her to disciplinary action, up to and including termination of employment, at the discretion of management, the Board of Directors or the Audit and Compliance Committee.

Any waiver and any amendment to this Code of Ethics shall be considered by the Audit and Compliance Committee, and all such waivers and amendments shall be disclosed as required by law.

Additionally, Senior Financial Professionals are prohibited from directly or indirectly taking any action to fraudulently  influence, coerce, manipulate or mislead independent public auditors for the purpose of rendering the financial statements of Dynegy or its subsidiaries misleading.

It is Dynegy’s intention that this Code of Ethics be its written code of ethics under Section 406 of the Sarbanes-Oxley Act of 2002 complying with the standards set forth in Securities and Exchange Commission Regulation S-K Item 406.

Policy Compliance

Non-compliance with this policy may result in disciplinary action up to and including termination of employment.

Policy Owner:	Clint Freeland, EVP and Chief Financial Officer

Clint Freeland, EVP and Chief Financial Officer
Policy Questions:	713-767-0309 I Clint.Freeland@dynegy.com

Ethics and Compliance Office
713-767-0000 I ethics@dynegy.com

The company reserves the right to change or deviate from its policies, procedures and practices at any time as business needs dictate. This policy does not create a contract.